Exhibit 99.1

Cross Country Healthcare Reports First Quarter 2012 Results

BOCA RATON, Fla.--(BUSINESS WIRE)--May 9, 2012--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $126.7 million in the first quarter ended March 31, 2012, a 4% increase from revenue of $122.0 million in the prior year quarter and a 2% increase sequentially from the fourth quarter of 2011. The Company incurred a net loss in the first quarter of 2012 of $0.6 million, or ($0.02) per diluted share, which included income and non-income tax expenses related primarily to immaterial adjustments to prior year amounts of $0.5 million after-tax, or $0.02 per diluted share. In the same quarter of the prior year, the Company had revenue of $122.0 million and net income of $0.2 million, or $0.01 per diluted share. Cash flow from operations for the first quarter of 2012 was $1.4 million.

“The start to 2012 has been disappointing, considering the momentum we had generated in our nurse and allied staffing business in the first ten months of 2011. I believe the slowing of momentum in this segment reflected a greater focus by hospitals on temporary nurse staffing usage during year-end budget discussions that, along with seasonality and a weak flu season, caused demand for contract nurses to decrease by more than one-third from mid-November through mid-February. Further exacerbating this was the loss of a large managed service provider (MSP) account in September of 2011, just prior to the year-end contraction in demand. The resulting lower-than-expected revenue in the first quarter in this segment reduced operating leverage as our overhead was calibrated to a greater level of staffing activity,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

“More recently we have seen demand increase for our contract nurses by more than 30% from mid-February through the first week of May, although bookings have not yet caught up with this improvement in demand. Moreover, this improvement does not include anticipated positions from one of the nation’s leading health care systems which has recently selected us as their MSP provider. To put this into perspective, the projected annual spend for nurse staffing services by this new account represents approximately triple the revenue derived from the MSP account lost last September. We also have several smaller MSP contracts that we anticipate onboarding over the next several months. We expect all of this business to begin ramping up in the third quarter and to be fully in place by the fourth quarter. At the same time, we continue to provide our nurse and allied staffing services during electronic medical record (EMR) implementations – which have contributed to winning some of our recent MSP awards – and are also aggressively pursuing a number of new EMR opportunities,” he stated.

“While physician staffing revenue was essentially flat in the first quarter compared to a year ago, our clinical trial services business saw top-line growth of 8% and our other human capital segment delivered 9% revenue growth, driven largely by strong performance from our retained search business. On a sequential basis, all three of these business segments saw increases. I remain convinced that the underlying environment for all of our business segments continues to strengthen and that our results, driven by our strengthened ability to deliver for our clients while working more collaboratively with them, will yield significant value for our shareholders as we move through the coming quarters,” added Mr. Boshart.

Nurse and Allied Staffing

For the first quarter of 2012, the nurse and allied staffing business segment (travel and per diem nurse and allied health staffing) generated revenue of $69.5 million, reflecting a 4% increase from the prior year quarter, but a 1% decrease sequentially from the fourth quarter of 2011. The year-over-year increase was due to higher staffing volume and average bill rates, as well as one additional billable day, while the sequential decrease was attributable to fewer hours per FTE and one less billable day, partially offset by an increase in the average bill rate. Contribution income (defined as (loss) income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment) was $4.0 million, a decrease of 20% year-over-year and a 27% decrease sequentially. The contribution income margin (defined as a percentage of segment revenue) was 5.8% in the first quarter of 2012, a decrease of 170 basis points year-over-year due primarily to higher SG&A expenses and payroll taxes. Sequentially, the contribution income margin declined 200 basis points due primarily to the impact of the reset of payroll taxes and higher SG&A expenses.

Segment staffing volume increased 2% from the prior year quarter and was essentially flat sequentially. Travel staffing volume increased 3% on a year-over-year basis, but decreased 1% on a sequential basis while per diem staffing volume decreased 5% year-over-year, but increased 5% sequentially. The average revenue per FTE per day for the first quarter of 2012 was $312, an increase of 1% year-over-year and essentially flat sequentially. For travel nurse staffing, the average hourly bill rate increased 3% year-over-year and 1% on a sequential basis.

Physician Staffing

For the first quarter of 2012, the physician staffing business segment generated revenue of $29.3 million, essentially flat compared to the prior year quarter and a 5% increase sequentially from the fourth quarter of 2011. The sequential improvement was due to a favorable shift in mix and higher staffing volume. Contribution income was $2.4 million, a 13% decrease year-over-year and a 12% decrease sequentially. The contribution income margin was 8.2% in the first quarter of 2012, a decrease of 120 basis points from the prior year quarter due to a combination of higher provider costs and an unfavorable shift in mix to lower bill-rate specialties. Sequentially, the contribution income margin declined 150 basis points due to a combination of factors in the fourth quarter of 2011 that included a favorable professional liability accrual adjustment partially offset by an accrual for state non-income based taxes related to prior years. Physician staffing days filled for the first quarter of 2012 was 20,617 days, essentially flat from the prior year quarter, but a 2% increase sequentially. Revenue per day filled for the first quarter of 2012 was $1,419, down slightly year-over-year and up 3% sequentially.

Clinical Trial Services

For the first quarter of 2012, the clinical trial services segment generated revenue of $16.9 million, an 8% increase from the prior year quarter and a 7% increase sequentially from the fourth quarter of 2011. The year-over-year improvement was due to a significantly higher staffing volume partially offset by lower average bill rates. The sequential improvement was due to three additional billable days and higher staffing volume. Staffing services accounted for 94% of segment revenue. Contribution income was $1.3 million, a 2% increase year-over-year that resulted from a significant increase in staffing volume that was almost entirely offset by the impact of approximately $0.3 million in estimated state non-income based taxes primarily related to prior years. Sequentially, contribution income declined 10% as a result of the seasonal margin contraction due to the reset of payroll taxes and the impact of the aforementioned non-income based taxes partially offset by improved operating leverage.

Other Human Capital Management Services

For the first quarter of 2012, the other human capital management services business segment (education and training and retained search) generated revenue of $11.0 million, a 9% increase from the prior year quarter and a 2% increase from the prior quarter due primarily to substantially higher revenue generated in the retained search business that was partially offset by lower revenue from the education and training business. Contribution income was $1.1 million, a 185% increase year-over-year and a 30% increase sequentially reflecting significant improvement in the retained search business partially offset by weak performance in the education and training business.

Debt Outstanding and Credit Facility

During the first quarter of 2012, the Company reduced its debt by $2.3 million in total from the end of the prior quarter. At March 31, 2012, the Company had $39.7 million of total debt on its balance sheet, and a debt, net of $8.9 million in cash and cash equivalents, to total capitalization ratio of 11%. At the end of the first quarter of 2012, the Company’s debt leverage ratio (as defined in its credit agreement) was 1.74 to 1, well below the 2.50 to 1 maximum allowable ratio effective for the duration of the credit agreement.

In March 2012, the Company entered into a third amendment to its Credit Agreement with the lenders party thereto Wells Fargo Bank, National Association, as Administrative Agent. The effect of the Credit Agreement amendment was to increase the number of allowable share repurchases/dividends, using existing cash and cash equivalents, when the Company’s Consolidated Leverage Ratio (as defined), after giving effect to the transaction, is less than 2.00 to 1.00 and there are no outstanding revolving credit loans (other than letters of credit obligations). Pursuant to the amendment, the allowable amount has increased from an amount not to exceed $2.5 million to an amount not to exceed $5.0 million in any fiscal year. The financing fees related to this amendment were immaterial. During the second quarter of 2012, the Company intends to amend and extend its current credit facility, which is scheduled to expire in September of 2013.

Stock Repurchase Program Update

During the first quarter of 2012, the Company repurchased 71,653 shares of its common stock at an average cost of $5.22 per share. As of March 31, 2012, the Company can repurchase up to 942,443 shares of its common stock under its current Board authorization, subject to the terms of its credit agreement. Shares may be repurchased from time-to-time in the open market subject to the constraints of the Company’s credit agreement and such repurchases may be discontinued at any time at the discretion of the Company. At March 31, 2012, the Company had approximately 30.7 million shares outstanding.

Guidance for Second Quarter 2012

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, debt refinancing costs or significant legal proceedings. For the second quarter of 2012, the Company expects:

  Revenue to be in the $128 million to $130 million range.
  Gross profit margin to be approximately 27.0%.
  Adjusted EBITDA margin to be in the 3.5% to 4.0% range. Adjusted EBITDA, a non-GAAP financial measure, is defined in the accompanying financial statement tables.
  Earnings per diluted share to be in the range of $0.01 to $0.03.

Annual Meeting of Stockholders

At the Company’s Annual Meeting of Stockholders held on May 8, 2012, all seven directors who stood for re-election were re-elected to hold office until the next Annual Meeting or until their successors are duly elected and qualified. Stockholders also approved and ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Additionally, in a non-binding advisory vote stockholders approved the compensation of the Company’s named executive officers, commonly known as “Say-on-Pay”.

Quarterly Conference Call

The Company will hold its quarterly conference call on Thursday, May 10, 2012, at 10:00 a.m. Eastern Time to discuss its first quarter 2012 financial results. The call will be webcast live and can be accessed online at www.crosscountryhealthcare.com or by dialing 888-972-6408 in the U.S. or 210-234-0087 from non-U.S. locations – Passcode: Cross Country. From May 10th through May 24th, a replay of the webcast will be available at the Company’s website and a replay of the conference call will be available via telephone by calling 800-513-1167 in the U.S. or 402-344-6797 from non-U.S. locations – Passcode: 2012.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company’s performance as it excludes certain items that management believes are not indicative of the Company’s operating performance. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trial services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top four providers of temporary physician staffing (locum tenens) services; as well as a leading provider of clinical trial staffing services, retained physician search services and educational seminars specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,100 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide our healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and our other Securities and Exchange Commission filings made during 2012.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,		March 31,		December 31,
	2012		2011		2011

Revenue from services	$126,672		$122,046		$124,729
Operating expenses:
Direct operating expenses	93,068		89,070		90,115
Selling, general and administrative expenses (a)	31,120		28,871		29,131
Bad debt expense	111		238		344
Depreciation	1,593		1,841		1,598
Amortization	818		965		818
Total operating expenses	126,710		120,985		122,006
(Loss) income from operations	(38)		1,061		2,723
Other expenses (income):
Foreign exchange loss (gain)	71		17		(122)
Interest expense	629		728		676
Other expense (income), net	36		(83)		(70)
(Loss) income before income taxes	(774)		399		2,239
Income tax (benefit) expense (a)	(190)		192		1,707
Net (loss) income	$(584)		$207		$532

Net (loss) income per common share:
Basic	$(0.02)		$0.01		$0.02
Diluted	$(0.02)		$0.01		$0.02

Weighted average common shares outstanding:
Basic	30,766		31,103		31,108
Diluted	30,766		31,190		31,117

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA (b)
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,		March 31,		December 31,
	2012		2011		2011
(Loss) income from operations	$(38)		$1,061		$2,723
Depreciation	1,593		1,841		1,598
Amortization	818		965		818
Equity compensation	638		644		645
Adjusted EBITDA (b)	$3,011		$4,511		$5,784

Adjusted EBITDA Margin (b)	2.4%		3.7%		4.6%

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	March 31,		December 31,
	2012		2011
Assets
Current assets:
Cash and cash equivalents	$8,946		$10,648
Short-term cash investments	1,792		1,691
Accounts receivable, net	73,841		71,802
Deferred tax assets	11,323		10,645
Income taxes receivable	1,868		1,879
Prepaid expenses	7,041		7,441
Other current assets	638		701
Total current assets	105,449		104,807

Property and equipment, net	10,746		12,018
Trademarks, net	52,099		52,053
Goodwill, net	143,550		143,344
Other identifiable intangible assets, net	20,407		21,195
Debt issuance costs, net	1,038		1,199
Other long-term assets	1,362		1,294
Total assets	$334,651		$335,910

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,628		$9,018
Accrued employee compensation and benefits	16,738		16,332
Current portion of long-term debt	22,960		16,998
Other current liabilities	5,178		4,002
Total current liabilities	53,504		46,350
Long-term debt	16,777		25,048
Non-current deferred tax liabilities	95		58
Other long-term liabilities	14,735		15,154
Total liabilities	85,111		86,610

Commitments and contingencies

Stockholders' equity:
Common stock	3		3
Additional paid-in capital	243,434		243,170
Accumulated other comprehensive loss	(2,812)		(3,373)
Retained earnings	8,915		9,500
Total stockholders' equity	249,540		249,300
Total liabilities and stockholders' equity	$334,651		$335,910

Cross Country Healthcare, Inc.
Segment Data (c)
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,	% of	March 31,	% of	December 31,	% of
	2012	Total	2011	Total	2011	Total

Revenue from services:

Nurse and allied staffing	$69,537	55%	$66,857	55%	$70,287	56%
Physician staffing	29,259	23%	29,436	24%	27,928	22%
Clinical trial services	16,872	13%	15,632	13%	15,738	13%
Other human capital management services	11,004	9%	10,121	8%	10,776	9%
	$126,672	100%	$122,046	100%	$124,729	100%

Contribution income (d)

Nurse and allied staffing (e)	$3,999		$5,011		$5,473
Physician staffing	2,407		2,762		2,720
Clinical trial services	1,323		1,292		1,472
Other human capital management services	1,110		390		852
	8,839		9,455		10,517

Unallocated corporate overhead (e)	6,466		5,588		5,378
Depreciation	1,593		1,841		1,598
Amortization	818		965		818
(Loss) income from operations	$(38)		$1,061		$2,723

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended
	March 31,		March 31,		December 31,
	2012		2011		2011
Net cash provided by operating activities (in thousands)	$1,401		$1,373		$3,666

Nurse and allied staffing statistical data:
FTEs (f)	2,453		2,405		2,457
Days worked (g)	223,223		216,450		226,044
Average nurse and allied staffing revenue per FTE per day (h)	$312		$309		$311

Physician staffing statistical data:
Days filled (i)	20,617		20,668		20,200
Revenue per day filled (j)	$1,419		$1,424		$1,383

(a) During the first quarter of 2012 and fourth quarter of 2011, the Company recorded approximately $0.5 million and $0.6 million after taxes, respectively, of income and non-income tax expenses related primarily to immaterial prior year adjustments. The pretax portion of the non-income tax matters is included in selling, general and administrative expenses on the Company's condensed consolidated statements of operations and was $0.4 million and $0.5 million, respectively, for the three months ended March 31, 2012 and December 31, 2011.

(b) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as income from operations before depreciation, amortization and non-cash equity compensation. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to income from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes, including compliance with its debt covenants. Adjusted EBITDA, as defined, closely matches the operating measure used in the Company's Debt Leverage Ratio and Minimum Fixed Charge Coverage Ratio as defined by its Credit Agreement. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(c) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.

(d) Defined as (loss) income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(e) Certain first quarter 2011 segment data has been reclassified to conform to current presentation. During 2011, the Company refined its methodology for allocating certain corporate overhead expenses to its nurse and allied staffing segment to more accurately reflect that segment’s profitability.

(f) FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(g) Days worked is calculated by multiplying the FTEs by the number of days during the respective period.

(h) Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.

(i) Days filled is calculated by dividing the total hours filled during the period by 8 hours.
(j) Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
Email: hgoldman@crosscountry.com